                                                                    EXHIBIT 99.1

                       Computation of Ratio of Earnings to
                        Fixed Charges Including Interest
                                   on Deposits

                                                                    EXHIBIT 99.1


          Union Planters Corporation
Computation of Ratio of Earnings to Fixed Charges


                                            Nine Months Ended
                                              September 30,                               Years Ended December 31,
                                         ------------------------        ----------------------------------------------------------
                                            2000          1999              1999        1998        1997        1996        1995
                                         ----------    ----------        ----------  ----------  ----------  ----------  ----------
                                                                              (Dollars in thousands)
INCLUDING INTEREST ON DEPOSITS

Earnings before Income Taxes             $  459,923    $  471,936        $  618,832  $  371,922  $  515,849  $  445,757  $  471,537
Add:
 Interest Expense & Amortization
    of Debt Issuance Costs                  946,676       772,573         1,041,401   1,107,148   1,064,586   1,011,241     897,649
 Portion of Operating Lease Rents
  Representative of the Interest Factor       9,016         8,134            10,975      10,760       8,797       7,475       8,090
                                         ----------    ----------        ----------  ----------  ----------  ----------  ----------
Earnings As Adjusted                     $1,415,615    $1,252,643        $1,671,208  $1,489,830  $1,589,232  $1,464,473  $1,377,276
                                         ==========    ==========        ==========  ==========  ==========  ==========  ==========


Fixed Charges:
Interest on Deposits                     $  612,081    $  619,510        $  811,411  $  896,062  $  853,921  $  810,580  $  744,815
Interest on Short-term borrowings           267,937        84,657           141,936      79,415      88,753     100,498      70,894
Interest on FHLB Advances & other
 Long-term Debt                              66,658        68,406            88,054     131,671     121,912     100,163      81,940
                                         ----------    ----------        ----------  ----------  ----------  ----------  ----------
  Total Interest Expense & Amortization
   of Debt Issuance Costs                   946,676       772,573         1,041,401   1,107,148   1,064,586   1,011,241     897,649
                                         ----------    ----------        ----------  ----------  ----------  ----------  ----------

Capitalized Interest Expense                      0             0                 0           0           0           0           0
Portion of Operating Lease Rents
 Representative of the Interest
 Factor                                       9,016         8,134            10,975      10,760       8,797       7,475       8,090
                                         ----------    ----------        ----------  ----------  ----------  ----------  ----------

Total Fixed Charges                      $  955,692    $  780,707        $1,052,376  $1,117,908  $1,073,383  $1,018,716  $  905,739
                                         ==========    ==========        ==========  ==========  ==========  ==========  ==========


Ratio of Earnings to Fixed Charges             1.48x         1.60x            1.59x       1.33x       1.48x       1.44x       1.52x
                                         ==========    ==========        ==========  ==========  ==========  ==========  ==========

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Due to the number of acquisitions completed over the above time periods, certain amounts were estimated due to the information not being available.